Exhibit 1
CONTACT: Myrna Vance, 214.932.6646
myrna.vance@texascapitalbank.com
TEXAS CAPITAL BANCSHARES, INC. PLANS APPEAL
DALLAS — August 25, 2011 — Texas Capital Bancshares, Inc. (NASDAQ: TCBI), the parent company of Texas Capital Bank, announced today it plans to appeal a $65.4 million jury verdict rendered on August 24, 2011, in Antlers, Oklahoma in rural Pushmataha County in a case filed by one of the guarantors of a defaulted loan. The Bank has been advised by counsel that there are numerous legal errors leading to this verdict and intends promptly to appeal the verdict.
Management believed the case filed in Oklahoma in May 2010 was without merit as the language in the guaranty specifically stated that all actions with regard to the guaranty would be brought in Dallas County, Texas.
In addition, Texas Capital Bank intends aggressively to pursue its suit filed in Dallas on April 30, 2010, against Steve Rouse, the guarantor of the defaulted loan, TriCounty Autoplex and other defendants, alleging that Tri-County had defaulted on a commercial loan and that Mr. Rouse and the other defendants are liable on their guaranties. Management is confident in its ultimate success.
ABOUT TEXAS CAPITAL BANCSHARES, INC.
Texas Capital Bancshares, Inc. (NASDAQ: TCBI), a member of the Russell 2000™ Index and the S&P SmallCap 600, is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and private clients. Headquartered in Dallas, the bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.
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